Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Receives FDA Clearance for

Vitoss™ Bimodal Bone Graft Substitute

For Immediate Release

Thursday, February 10, 2011

Contact:	Nancy C. Broadbent Senior Vice President and Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Thursday, February 10, 2011 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, announced today that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market Vitoss™ BA Bimodal Bone Graft Substitute as a non-structural bone void filler for use in the extremities, pelvis and posterolateral spine. Vitoss™ Bimodal is anticipated to launch in the United States in 9-12 months after the introduction of Vitoss™ BA2X which will be commercially introduced by Orthovita next week at the 2011 Meeting of the American Academy of Orthopedic Surgeons.

Vitoss BA Bimodal differs from previous versions of Vitoss BA by modifying the size distribution of the bioactive glass particles to accelerate resorption of the bioactive glass. Orthopedic and spine surgeons believe accelerated resorption is an important characteristic in grafting material.

“Surgeons need an array of spine and orthopedic bone grafting products with properties designed to fit the unique patient challenges that present each day,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “Our goal is to develop best in class orthobiologic products that meet these needs. By introducing a broader array of product offerings, we better serve the needs of patients, surgeons and hospitals.”

In addition, said Koblish, “We are pleased by our success in effectively working with FDA to continue to gain product clearances and execute against our strategy of progressing sequential versions of Vitoss including new bioactive technologies.”

Vitoss™ BA Bimodal contains Orthovita’s proprietary Vitoss beta-tricalcium phosphate bone graft substitute scaffold and Kensey Nash Corporation’s proprietary collagen material. In the event Orthovita launches Vitoss BA Bimodal, Orthovita would be obligated to pay Kensey Nash to manufacture the product as well as make certain royalty payments to Kensey Nash based on the net sales of such product in accordance with Orthovita’s development, manufacturing and supply agreement with Kensey Nash Corporation.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our current fusion and regeneration products are based on our proprietary Vitoss™ Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. Cortoss™ Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical properties of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes Vitagel™ Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, whether Orthovita will decide to launch Vitoss BA Bimodal, the success or timing of any launch of Vitoss BA Bimodal, our ability to obtain regulatory clearance for other Vitoss product iterations, the demand and market acceptance of our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.